As filed with the Securities and Exchange Commission on October 29, 2003.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 29, 2003 (October 28, 2003)

MEDAREX, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 State Road, Princeton, N.J. 08540-1437

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (609) 430-2880

Not Applicable

(Former name or former address, if changed since last report)

MEDAREX, INC.

TABLE OF CONTENTS

FOR

CURRENT REPORT ON FORM 8-K

Item 5.	Other Events	3

Signature		4

Item 5.	Other Events.

The following information is furnished pursuant to Item 5. Other Events.

On October 17, 2003, Medarex, Inc. (“Medarex”) entered into an Amended and Restated License Agreement (the “Kyowa License”) with Kyowa Hakko Kogyo Co., Ltd. (“Kyowa”). Under the terms of the Kyowa License, Medarex received certain intellectual property rights relating to the development and commercialization of Medarex’s Ultra-Potent Toxin™ technology. As partial consideration for these rights, Medarex agreed to pay Kyowa a total of $4.0 million, $3.6 million of which was paid through the issuance of 552,020 shares of Medarex common stock to Kyowa on October 28, 2003, with the balance of $0.4 million (representing applicable withholding taxes) paid in cash on the same date. The number of shares of Medarex common stock issued to Kyowa was determined by dividing $3.6 million by the average of the closing sales prices of Medarex common stock for each of the trading days during the 20-trading-day period ending two trading days immediately prior to October 17, 2003 (the effective date of the Kyowa License) as publicly reported by NASDAQ.

The Kyowa License is the result of the renegotiation of a pre-existing license agreement with respect to Ultra-Potent Toxin technology between Kyowa and Corixa Corporation (“Corixa”) which license agreement Medarex acquired as part of its purchase of certain assets of Corixa in May 2002. Upon the execution of the Kyowa License, Medarex was also required to make a final payment to Corixa in the amount of $2.5 million, which was payable, at Medarex’s option, either in cash or in shares of its common stock on or before October 31, 2003. On October 29, 2003, Medarex made the payment to Corixa through the issuance of 353,807 shares of its common stock. The number of shares of our common stock was determined by dividing $2.5 million by the average of the closing sales prices of our common stock for each of the five trading days commencing on October 9, 2003 and ending on October 15, 2003 as reported by NASDAQ.

All shares of Medarex common stock issued to Kyowa and to Corixa will be fully registered and freely tradable; provided, however, that Kyowa has agreed not to sell more than 20% of shares issued to them in any five-trading-day period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.
Registrant

Date: October 29, 2003	By:	/S/ CHRISTIAN S. SCHADE

Christian S. Schade Senior Vice President and Chief Financial Officer

4